Schedule A dated December 10, 2014 to the

Amended and Restated Multiple Class Plan of

THE CHARLES SCHWAB FAMILY OF FUNDS

Name of Fund and Class	Annual Shareholder Service Fee (as a percentage of average daily net assets of the Fund)	Annual Sweep Administration Service Fee (as percentage of average daily net assets of the Fund)
Schwab Municipal Money Fund – Sweep Shares	0.25%	0.10%
Schwab Municipal Money Fund – Institutional Shares	0.22%	0.00%
Schwab Municipal Money Fund – Select Shares	0.22%	0.00%
Schwab Municipal Money Fund – Value Advantage Shares	0.22%	0.00%
Schwab California Municipal Money Fund – Sweep Shares	0.25%	0.10%
Schwab California Municipal Money Fund – Value Advantage Shares	0.22%	0.00%
Schwab New York AMT Tax-Free Money Fund	0.25%	0.10%
Schwab New York AMT Tax-Free Money Fund – Value Advantage Shares	0.22%	0.00%
Schwab Value Advantage Money Fund – Investor Shares	0.25%	0.00%
Schwab Value Advantage Money Fund – Select Shares	0.15%	0.00%
Schwab Value Advantage Money Fund – Institutional Shares	0.04%	0.00%
Schwab Value Advantage Money Fund – Institutional Prime Shares	0.02%	0.00%
Schwab Advisor Cash Reserves – Sweep Shares	0.25%	0.15%
Schwab Advisor Cash Reserves – Premier Sweep Shares	0.25%	0.15%
Schwab AMT Tax-Free Money Fund – Sweep Shares	0.25%	0.10%

Name of Fund and Class	Annual Shareholder Service Fee (as a percentage of average daily net assets of the Fund)	Annual Sweep Administration Service Fee (as percentage of average daily net assets of the Fund)
Schwab AMT Tax-Free Money Fund – Value Advantage Shares	0.22%	0.00%
Schwab Treasury Obligations Money Fund – Sweep Shares	0.25%	0.15%
Schwab Treasury Obligations Money Fund – Value Advantage Shares	0.22%	0.00%
Schwab Government Money Fund – Sweep Shares	0.25%	0.15%
Schwab Government Money Fund – Purchased Shares	0.25%	0.00%

THE CHARLES SCHWAB FAMILY OF FUNDS

By:	/s/ Marie Chandoha
Marie Chandoha
President and Chief Executive Officer

Dated as of December 10, 2014